Exhibit 99.1

Oceaneering Reports First Quarter 2026 Results

HOUSTON, April 22, 2026 – Oceaneering International, Inc. ("Oceaneering") (NYSE:OII) today reported first quarter 2026 results.

First Quarter 2026 Results
•As compared to the first quarter of 2025:
◦Revenue was $692 million, an increase of 3%.
◦Operating income was $57.8 million, a decrease of 21%.
◦Net income was $36.1 million, a decrease of 28%.
◦Adjusted EBITDA was $83.7 million, a decrease of 13%.
•Cash Flow
◦Cash flow used in operating activities was $(59.1) million.
◦Free cash flow was $(76.5) million.
◦Quarter-end cash and cash equivalents totaled $607 million, compared to $382 million at the end of the same period last year.

Rod Larson, Oceaneering's President and Chief Executive Officer, commented, "Our first quarter unfolded largely as expected, driven by strong activity in Aerospace and Defense Technologies (ADTech). All of our energy segments produced results consistent with guidance with the exception of Integrity Management and Digital Solutions (IMDS), which was impacted by the Middle East conflict. Our consolidated adjusted EBITDA of $83.7 million was within our guidance range; however, results were impacted by the expected resolution of an ADTech contract dispute. Excluding that item, consolidated adjusted EBITDA would have been at the upper end of our guidance range.

"We also achieved several notable commercial and technology milestones during the quarter. On a consolidated basis, we generated total orders of approximately $1 billion. This included just over $300 million in Subsea Robotics (SSR) awards, with ROV contract terms extending into 2031, and $175 million in ADTech awards. We continued to develop our autonomous systems portfolio, including our Freedom™ platform. One commercial unit is currently operating in West Africa and we are progressing toward testing and customer demonstration of a specialized unit for the Defense Innovation Unit (DIU), reinforcing our position as a provider of dual-use technology in the energy and growing defense markets.

"Considering the balance of 2026, we continue to believe that ADTech will be our primary growth driver. We also anticipate that offshore activity levels will improve in the second half of the year. This outlook, combined with our backlog, gives us the confidence to maintain our full-year EBITDA guidance range of $390 million to $440 million."

Updated 2026 Guidance

Full-year 2026 consolidated and segment guidance remains as provided in the fourth quarter 2025 earnings release and conference call, with the exception of IMDS operating income, which is expected to increase year over year but at a lower level than previously anticipated. In addition, the Manufactured Products book-to-bill ratio is expected to be in the range of 0.9 to 1.0 for the full year.

First Quarter 2026 Segment Results

As compared to the first quarter of 2025:

•SSR revenue increased to $214 million; however, operating income decreased 7% to $55.5 million and EBITDA margin declined to 32%. This was primarily attributable to a decline in ROV fleet utilization from 67% to 61%. Results were also impacted by geographic mix and costs associated with development of the Freedom™ vehicle for the DIU and deployment of the Ocean Intervention II. ROV revenue per day utilized increased to $12,401, reflecting a mix of improved pricing and discrete first-quarter items.
•Manufactured Products operating income increased to $26.1 million and margin expanded to 18% on a 6% increase in revenue. These improvements were driven by continued execution of higher-margin backlog and strong performance in Rotator valves. As of March 31, 2026, backlog was $492 million, with the decrease due to the timing of awards. The book-to-bill ratio was 0.91 for the 12-month period ending on March 31, 2026.
•As anticipated, Offshore Projects Group (OPG) operating income of $18.3 million was lower and margin declined to 14% on an 18% decrease in revenue. The year-over-year decline primarily reflects the comparison to an unusually strong first quarter of 2025, with the first quarter of 2026 reflecting more typical seasonality in the U.S. Gulf and decreased international activity.
•IMDS revenue decreased by 5% and operating income decreased by $4.5 million on lower volume in West Africa and Australia. Activity in the Middle East, which was expected to grow, was flat in the first quarter due to the recent conflict.
•ADTech revenue increased 35% to $131 million, driven by higher activity tied to the large contract awarded in 2025 and increased submarine repair and maintenance activity. Operating income decreased 24% to $8.1 million and margin declined to 6% due to an accrual associated with the aforementioned resolution of a contract dispute.
•At the corporate level, Unallocated Expenses increased 10% to $49.3 million, consistent with expectations.
•No shares were repurchased during the quarter.

Second Quarter 2026 Guidance

As compared to the second quarter of 2025:

Consolidated second quarter 2026 revenue is projected to increase and EBITDA is expected to be in the range of $100 million to $110 million.

At the segment level, for the second quarter of 2026:
•SSR revenue is expected to increase while operating income is expected to be flat.
•Manufactured Products revenue and operating income are forecasted to increase.
•OPG revenue is expected to be relatively flat and operating income is expected to decrease slightly on changes in project mix.
•IMDS revenue and operating income are projected to decrease due to lower volumes in West Africa and Australia and uncertainty in Middle East volumes.
•ADTech is expected to generate increased operating income on significantly higher revenue.
•Unallocated Expenses are expected to be in the $50 million range.

Non-GAAP Financial Measures

Adjusted net income (loss) and earnings (loss) per share; EBITDA and adjusted EBITDA on a consolidated and on a segment basis (as well as EBITDA and adjusted EBITDA margins); and free cash flow are non-GAAP measures that exclude the impacts of certain identified items. Reconciliations to the corresponding GAAP measures are shown in the tables Adjusted Net Income (Loss) and Diluted Earnings (Loss) per Share (EPS), EBITDA and Adjusted EBITDA and Margins, Free Cash Flow, Second Quarter 2026 Consolidated EBITDA Estimate, 2026 Consolidated EBITDA Estimate, 2026 Free Cash Flow Estimate, and EBITDA and Adjusted EBITDA and Margins by Segment. These tables are included below under the caption Reconciliations of Non-GAAP to GAAP Financial Information.

Conference Call Details

Oceaneering has scheduled a conference call and webcast on Thursday, April 23, 2026 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time), to discuss its results for the first quarter of 2026 and guidance for the second quarter and full year of 2026. A link to the webcast will be posted on Oceaneering's Investor Relations website. A replay of the conference call will be made available on the website approximately two hours following the conclusion of the live call.

Forward-Looking Statements

This release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs, future expected business, and financial performance and prospects of Oceaneering. More specifically, the forward-looking statements in this press release include the statements concerning Oceaneering’s expectations regarding: the resolution of an ADTech contract dispute; ADTech and the offshore markets for 2026; IMDS operating income for the full year of 2026; Manufactured Products book-to-bill ratio for the full year of 2026; second quarter 2026 guidance for consolidated revenue, consolidated EBITDA, revenue, and operating income by segment, and Unallocated Expenses; full-year 2026 guidance for net income, consolidated EBITDA, free cash flow, capital expenditures, and that share purchase activity will continue in 2026; and the characterization, whether positive or otherwise, of market fundamentals, conditions, and dynamics, robotics markets, offshore energy activity levels (including by geographic location), pricing levels, day rates, ROV days utilized, average ROV revenue per day utilized, vessel utilization, growth, bidding activity, outlook, performance, opportunities, and future financials, including as increasing, favorable, positive, encouraging, improving, seasonal, strong, supportive, robust, meaningful, considerable, healthy, or significant (which is used herein to indicate a change of 20% or greater).

The forward-looking statements included in this release are based on Oceaneering's current expectations and are subject to certain risks, assumptions, trends, and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause actual results to differ materially include: factors affecting the level of activity in the oil and gas industry, including worldwide demand for and prices of oil and natural gas, oil and natural gas production growth, and the supply and demand of offshore drilling rigs; the indirect consequences of climate change and climate-related business trends; actions by members of OPEC and other oil exporting countries; decisions about offshore developments to be made by oil and gas exploration, development, and production companies; the use of subsea completions and our ability to capture associated market share; future budgetary and fiscal constraints imposed by the United States government, including the risk of government shutdowns; general economic and business conditions and industry trends and uncertainty, including those related to tariffs and retaliatory tariffs; the strength of the industry segments in which we are involved; cancellations of contracts, customer contract disputes, change orders, and other contractual modifications, force majeure declarations, and the exercise of contractual suspension rights and the resulting adjustments to our backlog; collections from our customers; our future financial performance, including as a result of the availability, terms, and deployment of capital; the consequences of significant changes in currency exchange rates; the volatility and uncertainties of credit markets; changes in data privacy and security laws, regulations, and standards; changes in tax laws, regulations, and interpretation by taxing authorities; changes in, or our ability to comply with, other laws and governmental regulations, including those relating to the environment; the continued availability of qualified personnel; our ability to obtain raw materials and parts on a timely basis and, in some cases, from limited sources; operating risks normally incident to offshore exploration, development, and production operations; hurricanes and other adverse weather and sea conditions; cost and time associated with drydocking of our vessels; the highly competitive nature of our businesses; adverse outcomes from legal or regulatory proceedings; the risks associated with integrating businesses we acquire; rapid technological changes; and social, political, military, and economic situations in foreign countries where we do business and the possibilities of civil disturbances, war, other armed conflicts, or terrorist attacks. For a more complete discussion of these and other risk factors, please see Oceaneering’s latest annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements. Except to the extent required by applicable law, Oceaneering undertakes no obligation to update or revise any forward-looking statement.

About Oceaneering

Oceaneering is a global technology company delivering engineered services and products and robotic solutions to the offshore energy, defense, aerospace, and manufacturing industries.

For more information, please visit www.oceaneering.com.

Contact:
investorrelations@oceaneering.com

Hilary Frisbie
Senior Director, Investor Relations
Oceaneering International, Inc.
713-329-4755
- Tables follow on next page -

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

		Mar 31, 2026	Dec 31, 2025
		(in thousands)
ASSETS
Current assets (including cash and cash equivalents of $607,470 and $688,874)		$1,516,910	$1,512,400
Net property and equipment		444,930	451,693
Other assets		681,355	703,161
Total Assets		$2,643,195	$2,667,254

LIABILITIES AND EQUITY
Current liabilities		$729,247	$761,726
Long-term debt		488,813	487,417
Other long-term liabilities		312,380	341,448
Equity		1,112,755	1,076,663
Total Liabilities and Equity		$2,643,195	$2,667,254

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended
	Mar 31, 2026	Mar 31, 2025	Dec 31, 2025
	(in thousands, except per share amounts)

Revenue	$692,429	$674,523	$668,574
Cost of services and products	565,159	539,512	536,302
Gross margin	127,270	135,011	132,272
Selling, general and administrative expense	69,482	61,539	66,889
Operating income (loss)	57,788	73,472	65,383
Interest income	5,061	3,644	4,118
Interest expense, net of amounts capitalized	(9,105)	(9,075)	(9,049)
Equity in income (losses) of unconsolidated affiliates	277	362	276
Other income (expense), net	808	975	(2,529)
Income (loss) before income taxes	54,829	69,378	58,199
Provision (benefit) for income taxes	18,722	19,001	(119,454)
Net Income (Loss)	$36,107	$50,377	$177,653

Weighted average diluted shares outstanding	100,613	101,903	100,760
Diluted earnings (loss) per share	$0.36	$0.49	$1.76

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Operations should be read in conjunction with the Company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION

	For the Three Months Ended
	Mar 31, 2026	Mar 31, 2025	Dec 31, 2025
	($ in thousands)
Subsea Robotics
Revenue	$214,273	$205,976	$211,687
Operating income (loss)	$55,508	$59,632	$67,828
Operating income (loss) %	26%	29%	32%
ROV days available	22,500	22,500	23,000
ROV days utilized	13,674	15,093	14,285
ROV utilization	61%	67%	62%

Manufactured Products
Revenue	$143,648	$135,037	$132,405
Operating income (loss)	$26,085	$8,667	$20,370
Operating income (loss) %	18%	6%	15%
Backlog at end of period	$492,000	$543,000	$511,000

Offshore Projects Group
Revenue	$135,376	$164,941	$130,777
Operating income (loss)	$18,344	$35,666	$15,037
Operating income (loss) %	14%	22%	11%

Integrity Management & Digital Solutions
Revenue	$67,884	$71,418	$66,454
Operating income (loss)	$(998)	$3,462	$(124)
Operating income (loss) %	(1)%	5%	—%

Aerospace and Defense Technologies
Revenue	$131,248	$97,151	$127,251
Operating income (loss)	$8,111	$10,665	$14,223
Operating income (loss) %	6%	11%	11%

Unallocated Expenses
Operating income (loss)	$(49,262)	$(44,620)	$(51,951)

Total
Revenue	$692,429	$674,523	$668,574
Operating income (loss)	$57,788	$73,472	$65,383
Operating income (loss) %	8%	11%	10%

The above Segment Information does not include adjustments for non-recurring transactions. See the tables below under the caption "Reconciliations of Non-GAAP to GAAP Financial Information" for financial measures that our management considers in evaluating our ongoing operations.

SELECTED CASH FLOW INFORMATION

	For the Three Months Ended
	Mar 31, 2026	Mar 31, 2025	Dec 31, 2025
	(in thousands)

Capital expenditures, including acquisitions	$17,405	$26,088	$30,440
Capitalized cloud-based service contract costs	6,964	1,727	5,588
Total Capital Expenditures	$24,369	$27,815	$36,028

Depreciation and Amortization:
Energy Services and Products
Subsea Robotics	$13,718	$11,736	$13,388
Manufactured Products	2,774	2,650	2,765
Offshore Projects Group	4,755	4,689	4,389
Integrity Management & Digital Solutions	1,942	1,730	1,887
Total Energy Services and Products	23,189	20,805	22,429
Aerospace and Defense Technologies	1,006	833	904
Unallocated Expenses	2,976	2,810	2,951
Total Depreciation and Amortization	$27,171	$24,448	$26,284

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION

In addition to financial results determined in accordance with U.S. generally accepted accounting principles ("GAAP"), this press release also includes non-GAAP financial measures (as defined under certain rules and regulations promulgated by the Securities and Exchange Commission). We have included adjusted net income (loss) and diluted earnings (loss) per Share (EPS), each of which excludes the effects of certain specified items, as set forth in the tables that follow. As a result, these amounts are non-GAAP financial measures. We believe these are useful measures for investors to review because they provide consistent measures of the underlying results of our ongoing business. Furthermore, our management uses these measures as measures of the performance of our operations. We have also included disclosures of Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA), EBITDA Margins, fourth quarter of 2025 consolidated adjusted EBITDA, consolidated adjusted EBITDA margins, and free cash flow, second quarter of 2026 consolidated EBITDA estimate, and full year 2026 consolidated EBITDA and free cash flow estimates, as well as the following by segment: EBITDA, EBITDA margins, adjusted EBITDA, and adjusted EBITDA margins. We define EBITDA margin as EBITDA divided by revenue. Adjusted EBITDA and adjusted EBITDA margins and related information by segment exclude the effects of certain specified items, as set forth in the tables that follow. Due to the forward-looking nature of EBITDA for the second quarter of 2026, and for the full year of 2026, we cannot reliably predict certain of the necessary line items for the reconciliations to net income and, accordingly, have excluded such line items in the reconciliation. EBITDA and EBITDA margins, adjusted EBITDA and adjusted EBITDA margins, and related information by segment are each non-GAAP financial measures. We define free cash flow as cash flow provided by operating activities less organic capital expenditures (i.e., purchases of property and equipment other than those in business acquisitions). We have included these disclosures in this press release because EBITDA, EBITDA margins, and free cash flow are widely used by investors for valuation purposes and for comparing our financial performance with the performance of other companies in our industry, and the adjusted amounts thereof provide more consistent measures than the unadjusted amounts. Furthermore, our management uses these measures for purposes of evaluating our financial performance. Our presentation of EBITDA, EBITDA margins, and free cash flow (and the adjusted amounts thereof) may not be comparable to similarly titled measures that other companies report. Non-GAAP financial measures should be viewed in addition to and not as substitutes for our reported operating results, cash flows, or any other measure prepared and reported in accordance with GAAP. The tables that follow provide reconciliations of the non-GAAP measures used in this press release to the most directly comparable GAAP measures.

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

Adjusted Net Income (Loss) and Diluted Earnings (Loss) per Share (EPS)

	For the Three Months Ended
	Mar 31, 2026		Mar 31, 2025		Dec 31, 2025
	Net Income (Loss)	Diluted EPS	Net Income (Loss)	Diluted EPS	Net Income (Loss)	Diluted EPS
	(in thousands, except per share amounts)

Net income (loss) and diluted EPS as reported in accordance with GAAP	$36,107	$0.36	$50,377	$0.49	$177,653	$1.76
Adjustments, net of tax effect, for the effects of:
Foreign currency (gains) losses	(2,663)		(365)		1,332
Total adjustments, net of tax effect	(2,663)		(365)		1,332

Discrete tax items:
Share-based compensation	(2,169)		(1,103)		—
Uncertain tax positions	(573)		(2,411)		1,044
Valuation allowances	423		(3,261)		(155,503)
Other	(1,039)		780		21,091
Total discrete tax adjustments	(3,358)		(5,995)		(133,368)
Total of adjustments	(6,021)		(6,360)		(132,036)
Adjusted Net Income (Loss)	$30,086	$0.30	$44,017	$0.43	$45,617	$0.45
Weighted average diluted shares outstanding utilized for Adjusted Net Income (Loss)		100,613		101,903		100,760

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

EBITDA and Adjusted EBITDA and Margins

	For the Three Months Ended
	Mar 31, 2026	Mar 31, 2025	Dec 31, 2025
	($ in thousands)

Net income (loss)	$36,107	$50,377	$177,653
Depreciation and amortization	27,171	24,448	26,284
Subtotal	63,278	74,825	203,937
Interest expense, net of interest income	4,044	5,431	4,931
Amortization included in interest expense	(1,649)	(1,556)	(1,648)
Provision (benefit) for income taxes	18,722	19,001	(119,454)
EBITDA	84,395	97,701	87,766
Adjustments for the effects of:
Foreign currency (gains) losses	(728)	(1,050)	2,721
Total of adjustments	(728)	(1,050)	2,721
Adjusted EBITDA	$83,667	$96,651	$90,487

Revenue	$692,429	$674,523	$668,574

EBITDA margin %	12%	14%	13%
Adjusted EBITDA margin %	12%	14%	14%

Free Cash Flow

	For the Three Months Ended
	Mar 31, 2026	Mar 31, 2025	Dec 31, 2025
	(in thousands)
Net Income (loss)	$36,107	$50,377	$177,653
Non-cash adjustments:
Depreciation and amortization	27,171	24,448	26,284
Other non-cash	9,168	14,429	(133,269)
Other increases (decreases) in cash from operating activities	(131,564)	(169,972)	150,461
Cash flow provided by (used in) operating activities	(59,118)	(80,718)	221,129
Purchases of property and equipment	(17,405)	(26,088)	(30,440)
Free Cash Flow	$(76,523)	$(106,806)	$190,689

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

Second Quarter 2026 Consolidated EBITDA Estimate

	For the Three Months Ending
	June 30, 2026
	Low	High
	(in thousands)
Income (loss) before income taxes	$69,000	$75,000
Depreciation and amortization	27,000	30,000
Subtotal	96,000	105,000
Interest expense, net of interest income	6,000	7,000
Amortization included in interest expense	(2,000)	(2,000)
Consolidated EBITDA	$100,000	$110,000

2026 Consolidated EBITDA Estimate

	For the Year Ending
	December 31, 2026
	Low	High
	(in thousands)
Income (loss) before income taxes	$270,000	$307,000
Depreciation and amortization	105,000	114,000
Subtotal	375,000	421,000
Interest expense, net of interest income	21,000	26,000
Amortization included in interest expense	(6,000)	(7,000)
Consolidated EBITDA	$390,000	$440,000

2026 Free Cash Flow Estimate

	For the Year Ending
	December 31, 2026
	Low	High
	(in thousands)
Net income (loss)	$178,000	$203,000
Depreciation and amortization	105,000	114,000
Other increases (decreases) in cash from operating activities	(78,000)	(82,000)
Cash flow provided by (used in) operating activities	205,000	235,000
Purchases of property and equipment	(105,000)	(115,000)
Free Cash Flow	$100,000	$120,000

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

EBITDA and Adjusted EBITDA and Margins by Segment

	For the Three Months Ended March 31, 2026
	SSR	MP	OPG	IMDS	ADTech	Unallocated Expenses and other	Total
	($ in thousands)
Operating Income (Loss) as reported in accordance with GAAP	$55,508	$26,085	$18,344	$(998)	$8,111	$(49,262)	$57,788
Adjustments for the effects of:
Depreciation and amortization	13,718	2,774	4,755	1,942	1,006	2,976	27,171
Other pre-tax	—	—	—	—	—	(564)	(564)
EBITDA	69,226	28,859	23,099	944	9,117	(46,850)	84,395
Adjustments for the effects of:
Foreign currency (gains) losses	—	—	—	—	—	(728)	(728)
Total of adjustments	—	—	—	—	—	(728)	(728)
Adjusted EBITDA	$69,226	$28,859	$23,099	$944	$9,117	$(47,578)	$83,667

Revenue	$214,273	$143,648	$135,376	$67,884	$131,248		$692,429
Operating income (loss) % as reported in accordance with GAAP	26%	18%	14%	(1)%	6%		8%
EBITDA Margin	32%	20%	17%	1%	7%		12%
Adjusted EBITDA Margin	32%	20%	17%	1%	7%		12%

	For the Three Months Ended March 31, 2025
	SSR	MP	OPG	IMDS	ADTech	Unallocated Expenses and other	Total
	($ in thousands)
Operating Income (Loss) as reported in accordance with GAAP	$59,632	$8,667	$35,666	$3,462	$10,665	$(44,620)	$73,472
Adjustments for the effects of:
Depreciation and amortization	11,736	2,650	4,689	1,730	833	2,810	24,448
Other pre-tax	—	—	—	—	—	(219)	(219)
EBITDA	71,368	11,317	40,355	5,192	11,498	(42,029)	97,701
Adjustments for the effects of:
Foreign currency (gains) losses	—	—	—	—	—	(1,050)	(1,050)
Total of adjustments	—	—	—	—	—	(1,050)	(1,050)
Adjusted EBITDA	$71,368	$11,317	$40,355	$5,192	$11,498	$(43,079)	$96,651

Revenue	$205,976	$135,037	$164,941	$71,418	$97,151		$674,523
Operating income (loss) % as reported in accordance with GAAP	29%	6%	22%	5%	11%		11%
EBITDA Margin	35%	8%	24%	7%	12%		14%
Adjusted EBITDA Margin	35%	8%	24%	7%	12%		14%

`

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

EBITDA and Adjusted EBITDA and Margins by Segment

	For the Three Months Ended December 31, 2025
	SSR	MP	OPG	IMDS	ADTech	Unallocated Expenses and other	Total
	($ in thousands)
Operating Income (Loss) as reported in accordance with GAAP	$67,828	$20,370	$15,037	$(124)	$14,223	$(51,951)	$65,383
Adjustments for the effects of:
Depreciation and amortization	13,388	2,765	4,389	1,887	904	2,951	26,284
Other pre-tax	—	—	—	—	—	(3,901)	(3,901)
EBITDA	81,216	23,135	19,426	1,763	15,127	(52,901)	87,766
Adjustments for the effects of:
Foreign currency (gains) losses	—	—	—	—	—	2,721	2,721
Total of adjustments	—	—	—	—	—	2,721	2,721
Adjusted EBITDA	$81,216	$23,135	$19,426	$1,763	$15,127	$(50,180)	$90,487

Revenue	$211,687	$132,405	$130,777	$66,454	$127,251		$668,574
Operating income (loss) % as reported in accordance with GAAP	32%	15%	11%	—%	11%		10%
EBITDA Margin	38%	17%	15%	3%	12%		13%
Adjusted EBITDA Margin	38%	17%	15%	3%	12%		14%